COYOTE NETWORK SYSTEMS, INC.                                     NEWS RELEASE
Contact:      Tony Squeglia
              Coyote Network Systems
              (818) 735-5385
              email: A.Squeglia@cyoe.com

      Coyote Network Systems Closes $10.6 Million Equity Private Placement Conversion Price Fixed on Outstanding Convertible Preferred; Redeems Portion

Westlake  Village,  CA - May 28, 1999 - Coyote Network  Systems,  Inc.  (Nasdaq:
CYOE) today announced it closed a $10.6 million equity private placement with new and existing domestic and international institutional investors. The Company sold 1,767,000 shares of unregistered Coyote common stock at $6.00 per share, an approximately 13% discount to the 60-day moving average at the time of the deal. The Company also issued 131,148 shares to the placement agent and granted five-year warrants to purchase 176,700 shares at $6.00 per share.

The net proceeds of approximately $10.2 million are to be used for working capital and to redeem $4 million of the outstanding Convertible Preferred Stock. In connection with this redemption, the conversion price of the remaining $6 million of Convertible Preferred Stock was fixed at $6.00 per share and the Company issued 18-month warrants to purchase 325,000 shares of common stock at $6.00 per share.

"Our strategy for growth is to leverage our core technologies, international long distance and network integration services, primarily to emerging carriers, switchless resellers and affinity groups," said James J. Fiedler, chairman and chief executive officer, Coyote Network Systems. "Completing this equity financing will strengthen and simplify our capital structure and enable us to more quickly implement our strategic growth plans."

About Coyote Network Systems
Based in Westlake Village, CA, Coyote Network Systems provides telecom equipment, international long distance and network integration services. For more information, please visit the Company's Web site: http://www.cyoe.com, or call 1-818-735-5385.

The statements in this news release may be considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this news release. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more complete information, please refer to the Company's Form 10-K, Form 10-Q and other filings with the SEC.